UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

FLUSHING FINANCIAL CORPORATION.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-24272	11-3209278
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1979 MARCUS AVENUE, SUITE E140 LAKE SUCCESS, NEW YORK	11042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (718) 961-5400

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Certain Compensatory Arrangements of Certain Officers.

On November 21, 2006, the boards of directors of Flushing Financial Corporation (the "Company") and its wholly owned subsidiary, Flushing Savings Bank, FSB (the "Bank"), approved a one-year extension of the existing consulting agreement with Gerard P. Tully, Sr., which agreement was scheduled to expire in the current month. Pursuant to the agreement, all other terms of which remain unchanged, Mr. Tully, in his capacity as Chairman, consults with and advises the officers of the Bank and the Company and their respective boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement terminates in the event Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a “Change in Control” (as defined in the 1996 Restricted Stock Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. During 2005, Mr. Tully received fees of approximately $160,000 pursuant to the consulting agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2006

FLUSHING FINANCIAL CORPORATION

By:	/s/ Anna M. Piacentini
	Name:	Anna M. Piacentini
	Title:	Senior Vice President